INCOME FUND
EIGHT A L.P.
PORTFOLIO OVERVIEW

1ST QUARTER

2006

ICON Income Fund Eight A L.P.
- 1st Quarter 2006 Portfolio Overview -

Dear Partner of ICON Income Fund Eight A L.P.:
       ICON Income Fund Eight A L.P. (“Eight A”) raised $75,000,000 commencing with its initial offering on September 23, 1998 through the closing of the offering on May 17, 2000. As of March 31, 2006, Eight A had 735,232 partnership units outstanding and no additional partners have been admitted.
       During the fall of 2005, Eight A entered its Liquidation Period, during which its assets will be sold in the gradual, orderly course of operations. The leased equipment in Eight A’s portfolio is subject to two types of leases: (i) growth leases, where the rental cash flows have been assigned or pledged to a lender, and (ii) income leases, where the fund retains the rental cash flows. While income leases produce monthly cash flows, growth leases permit Eight A to retain an interest in the future value of the equipment. Eight A’s General Partner, ICON Capital Corp. (the “General Partner”), expects that the future value of the equipment in growth leases will be greater than Eight A’s initial cash investment.
       Cash generated from these investments has facilitated Eight A’s distributions to investors. The availability of cash used for distributions to partners depends on the requirements for expenses and reserves.
News covering the reporting period
• Global Crossing Telecommunications, Inc. (“Global Crossing”) announced that the number of customers utilizing two or more converged IP services on its global fiber-optic network more than tripled in 2005, highlighting the company’s success in attracting enterprises and carriers to its high-performance, robust suite of IP solutions. (Source: Global Crossing press release, dated March 18, 2006)
• FedEx Corp. (“FedEx”) announced results for its fiscal third quarter ended February 28, 2006. Total combined average daily package volume at FedEx Ground and FedEx Express grew 4% year over year for the quarter, led by improved ground and international express package growth. (Source: FedEx press release, dated March 22, 2006)

Neither Eight A nor the General Partner accepts any responsibility for, or assumes any liability for, any duty to update or reliance upon the contents, accuracy, completeness, usefulness or timeliness of any of the information contained under the heading “News covering the reporting period.”
Portfolio Overview
       Eight A’s leased equipment portfolio is comprised of investments made both directly and indirectly through joint ventures with its affiliates. Presently, Eight A’s portfolio consists primarily of:
Income leases
• Manufacturing equipment subject to a thirty-six month lease with PlayCore Wisconsin, Inc. The equipment is used in the manufacture of playground equipment and backyard products for consumer and commercial markets such as municipalities, parks, recreation departments, schools and other institutions. The cost of the equipment was approximately $4,000,000.
• State-of-the-art telecommunications equipment that Eight A, along with other affiliates, acquired from various vendors. Effective April 1, 2006, the equipment will be subject to a forty-eight month lease with Global Crossing, an Internet protocol based telecommunications provider. Eight A purchased its 8% ownership interest in the entity that owns the equipment for approximately $2,000,000.

• Office fixtures, furniture and telephone systems subject to a finance lease with Regus. Eight A purchased the equipment for approximately $4.8 million in cash. In March 2003, the lease was restructured as part of a bankruptcy settlement. The lease was extended for an additional 48 months at a reduced rental rate.
Growth leases
• A 90% interest in one McDonnell Douglas DC-10-30 aircraft (N318FE) on lease to FedEx. Eight A’s interest in the aircraft was purchased for $18,999,000, of which $3,783,000 was paid in cash. The lease expires in March 2007. During 2005, Eight A recorded an impairment loss of $3,586,000 on the aircraft.
• A tugboat (M/V Michigan) and oil barge (Great Lakes) chartered to Keystone Great Lakes until January 2008. The charter is guaranteed by BP Amoco Plc. These vessels were purchased for approximately $12,923,000, of which approximately $5,628,000 was paid in cash.

Unguaranteed Residual Interests
• A $1,997,000 cash investment in an unguaranteed residual interest in an off-shore oil drilling rig.
Off-lease equipment
• Airbus A310-200 aircraft rotables formerly leased to Sabena Belgian World Airways, Sabena Oman and Sabena MEA. Eight A purchased the rotables for $133,000 in cash. All rotables are currently off lease and are actively being remarketed.
10% Status Report
       As of the end of the reporting period, the assets subject to two leases individually constituted at least 10% of the aggregate purchase price of Eight A’s asset portfolio: (1) the FedEx N318FE; and (2) the M/V Michigan and Great Lakes. Each of these assets is expected to remain on lease during the next fiscal year. As of March 31, 2006, the FedEx N318FE aircraft had 12 months remaining on its lease and the charter for the M/V Michigan and Great Lakes is scheduled to expire in January 2008.
       N318FE was manufactured in 1979. To the best of the General Partner’s knowledge, the aircraft retains an Airworthiness Certificate and is maintained in accordance with the rules and regulations of the aviation authority as required under its lease. M/V Michigan and Great Lakes were both built in 1982. To the best of the General Partner’s knowledge, both vessels remain seaworthy, maintained in good commercial marine standards and in accordance with the laws and regulations of the U.S.C.G., as required under each charter.

Distribution Analysis
       During the reporting period, Eight A continued to make monthly distributions at a rate of 5.375% per annum. Cash available for distributions was generated substantially through cash from operations. From the inception of the offering period, Eight A has made ninety monthly distributions to its limited partners. During the first quarter 2006, Eight A paid its limited partners $991,103 in cash distributions. As of March 31, 2006, a $10,000 investment made at the initial closing would have received $6,502 in cumulative distributions representing a return of approximately 65% of such initial investment.
Fund Summary

Offering Period	9/23/1998-5/17/2000
Size of offering	$75,000,000
Original No. of Investors	2,906
Outlook and Overview
       Regus is the next lease scheduled to expire, which lease expires in February 2007.
       As of March 31, 2006, Eight A had $569,477 in cash and cash equivalents on hand. Substantially all of Eight A’s cash flows are derived from income leases and residual realizations. On a monthly basis, Eight A deducts from such cash flows recurring operating expenses and assesses cash flows required for known re-leasing costs and equipment management costs. The remaining cash flows are then available for monthly distribution to investors.

ICON Income Fund Eight A L.P.
(A Delaware Limited Partnership)
Condensed Consolidated Balance Sheets
ASSETS

	(Unaudited)
	March 31,	December 31,
	2006	2005

Cash and cash equivalents	$569,477	$1,419,446

Investments in finance leases:

Minimum rents receivable	5,107,451	5,696,391
Estimated unguaranteed residual values	200,000	200,000
Initial direct costs, net	127,248	138,816
Unearned income	(889,162)	(1,095,644)

Net investments in finance leases	4,545,537	4,939,563

Investments in operating leases:

Equipment, at cost	26,521,700	26,521,700
Accumulated depreciation	(12,771,584)	(11,412,469)

Net investments in operating leases	13,750,116	15,109,231

Equipment held for sale or lease, net	310,965	323,001
Investments in joint ventures	4,014,041	4,004,228
Other assets, net	265,272	805,465

Total assets	$23,455,408	$26,600,934

LIABILITIES AND PARTNERS’ EQUITY

Notes and accrued interest payable - non-recourse	$9,731,249	$12,701,548
Accounts payable and accrued expenses	257,057	376,301
Due to General Partner and affiliates	379,205	253,662
Deferred rental income	788,792	-
Minority interest	122,803	109,682

Total liabilities	11,279,106	13,441,193

Commitments and contingencies

Partners’ equity:
General Partner	(526,190)	(517,128)
Limited Partners (735,232 and 736,882 units outstanding, $100 per unit original issue price)	12,702,492	13,676,869

Total partners’ equity	12,176,302	13,159,741

Total liabilities and partners’ equity	$23,455,408	$26,600,934

ICON Income Fund Eight A L.P.
(A Delaware Limited Partnership)
Condensed Consolidated Statements of Operations
Three Months Ended March 31,
(Unaudited)

	2006	2005

Revenue:

Rental income	$1,809,064	$2,292,330
Finance income	206,481	508,564
Income from investments in joint ventures	46,862	279
Net loss on sales of equipment	-	(57,518)
Interest and other income	27,862	71,609

Total revenue	2,090,269	2,815,264

Expenses:

Depreciation and amortization	1,370,683	2,092,665
Interest	167,749	528,417
Management fees - General Partner	174,711	338,527
Administrative expense reimbursements - General Partner	139,079	137,654
General and administrative	130,042	80,671
Minority interest	13,120	22,073

Total expenses	1,995,384	3,200,007

Net income (loss)	$94,885	$(384,743)

Net income (loss) allocable to:
Limited Partners	$93,936	$(380,896)
General Partner	949	(3,847)

	$94,885	$(384,743)

Weighted average number of limited partnership units outstanding	736,039	739,515

Net income (loss) per weighted average limited partnership unit	$0.13	$(0.52)

ICON Income Fund Eight A L.P.
(A Delaware Limited Partnership)
Condensed Statement of Changes in Partners’ Equity
Three Months Ended March 31,
(Unaudited)

	Limited Partner			Total
	Units	Limited	General	Partners’
	Outstanding	Partners	Partner	Equity

Balance, January 1, 2006	736,882	$13,676,869	$(517,128)	$13,159,741
Limited partnership units redeemed	(1,650)	(77,210)	-	(77,210)

Cash distributions to partners	-	(991,103)	(10,011)	(1,001,114)

Net income	-	93,936	949	94,885

Balance, March 31, 2006	735,232	$12,702,492	$(526,190)	$12,176,302

ICON Income Fund Eight A L.P.
(A Delaware Limited Partnership)
Condensed Consolidated Statements of Cash Flows
Three Months Ended March 31,
(Unaudited)

	2006	2005
Increase (decrease) in cash and cash equivalents
Cash flows from operating activities:
Net income (loss)	$94,885	$(384,743)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:

Rental income paid directly to lenders by lessees	(1,809,064)	(2,292,330)
Finance income paid directly to lenders by lessees	(206,481)	(508,564)
Income from investments in joint ventures	(46,862)	(279)
Net loss on sales of equipment	-	57,518
Depreciation and amortization	1,370,683	2,092,665
Interest expense on non-recourse financing paid directly to lenders by lessees	167,749	448,787
Minority interest	13,120	22,073
Changes in operating assets and liabilities:
Collection of principal - non-financed receivables	454,940	192,595
Accrued interest income	-	(61,243)
Accounts payable and accrued expenses	12,767	17,567
Due to General Partner and affiliates, net	125,543	(513)
Deferred rental income	-	3,118

Net cash provided by (used in) operating activities	177,280	(413,349)

Cash flows from investing activities:
Proceeds from sales of equipment	12,036	242,950
Distributions received from joint ventures	39,039	2,500

Net cash provided by investing activities	51,075	245,450

Cash flows from financing activities:
Cash distributions paid to partners	(1,001,114)	(1,004,692)
Cash paid for redemption of limited partnership units	(77,210)	-
Proceeds from note payable - recourse	-	775,000

Net cash used in financing activities	(1,078,324)	(229,692)

Net decrease in cash and cash equivalents	(849,969)	(397,591)
Cash and cash equivalents, beginning of the period	1,419,446	718,195

Cash and cash equivalents, end of the period	$569,477	$320,604

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$-	$79,630

Supplemental disclosure of non-cash investing and financing activities:
Principal and interest paid directly to lenders by lessees	$3,138,048	$6,909,899

Transactions with Related Parties
       In accordance with the terms of the Management Agreement, Eight A pays the General Partner (i) management fees ranging from 1% to 7% based on a percentage of the rental payments received either directly by Eight A or through joint ventures and (ii) acquisition fees of 3% calculated based on the gross value of the transactions. In addition, the General Partner is reimbursed for administrative expenses incurred by it in connection with Eight A’s operations.
       Fees and other expenses charged to operations incurred by Eight A and paid or accrued to the General Partner or its affiliates for the three months ended March 31, 2006 and 2005, respectively, were as follows:

	2006	2005

Management fees	$174,711	$338,527
Administrative expense reimbursements*	139,079	137,654

	$313,790	$476,181

*	Limited Partners may obtain a summary of such expenses upon request.
Conclusion
Your participation in Eight A is greatly appreciated and we look forward to sharing future successes.
Sincerely,
ICON Capital Corp., General Partner

Beaufort J.B. Clarke Chief Executive Officer and Chairman	Thomas W. Martin Chief Operating Officer

Forward-Looking Information - Certain statements within this document may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, or the PSLRA. These statements are being made pursuant to PSLRA, with the intention of obtaining the benefits of the “safe harbor” provisions of the PSLRA, and, other than as required by law, we assume no obligation to update or supplement such statements. Forward-looking statements are those that do not relate solely to historical fact. They include, but are not limited to, any statement that may predict, forecast, indicate or imply future results, performance, achievements or events. You can identify these statements by the use of words such as “may,” “will,” “could,” “anticipate,” “believe,” “estimate,” “expects,” “intend,” “predict” or “project” and variations of these words or comparable words or phrases of similar meaning. These forward-looking statements reflect our current beliefs and expectations with respect to future events and are based on assumptions and are subject to risks and uncertainties and other factors outside of our control that may cause actual results to differ materially from those projected.

ICON is committed to protecting the privacy of its investors in compliance with all applicable laws. Please be advised that, unless required by a regulatory authority such as the NASD or ordered by a court of competent jurisdiction, ICON will not share any of your personally identifiable information with any third party.

Additional Required Disclosure
To fulfill our promises to you we are required to make the following disclosures when applicable:
A detailed financial report on SEC Form 10-Q or 10-K (whichever is applicable) is available to you. It is typically filed either 45 or 90 days after the end of a quarter or year, respectively. Usually this means a filing will occur on or around March 30, May 15, August 15, and November 15 of each year. It contains financial statements and detailed sources and uses of cash plus explanatory notes. You are always entitled to these reports. Please access them by:

•	Visiting www.iconsecurities.com

or

•	Visiting www.sec.gov

or

•	Writing us at: PO Box 192706, San Francisco, CA 94119-2706
We do not distribute these reports to you directly in order to keep Eight B’s costs down as mailing this report to all investors is expensive. Nevertheless, the reports are immediately available on your request.